                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     Information Required In Proxy Statement

                            Schedule 14A Information

 Proxy Statement Pursuant To Section 14(a) Of The Securities Exchange Act Of 1934

                                (Amendment No. )

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      / / Definitive Proxy Statement

      / / Definitive Additional Materials

      /X/ Soliciting Material Under Rule 14a-12

                           POMEROY IT SOLUTIONS, INC.
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                (Name of Registrant as Specified in Its Charter)

                            FLAGG STREET CAPITAL LLC
                            FLAGG STREET PARTNERS LP
                       FLAGG STREET PARTNERS QUALIFIED LP
                            FLAGG STREET OFFSHORE, LP
                                 JONATHAN STARR
                               MICHAEL A. RUFFOLO
                                RICHARD S. PRESS
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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      Flagg  Street  Capital  LLC  ("Flagg  Street"),  together  with the  other participants  named herein,  is filing materials  contained in this Schedule 14A with the  Securities  and Exchange  Commission  ("SEC") in  connection  with the solicitation of proxies for the election of three director  nominees at the 2007 annual meeting of shareholders  (the "Annual  Meeting") of Pomeroy IT Solutions,
Inc. (the "Company").  Flagg Street has not yet filed a proxy statement with the
SEC with regard to the Annual Meeting.

      Item 1. On April 4, 2007,  Flagg Street made public the  following  letter from Flagg Street to the Board of Directors of the Company dated April 3, 2007:

                      [FLAGG STREET CAPITAL LLC LETTERHEAD]

                                  April 3, 2007

VIA FACSIMILE AND FEDERAL EXPRESS

Board of Directors
c/o Corporate Secretary
Pomeroy IT Solutions, Inc.
1020 Petersburg Road
Hebron, KY 41048

Ladies and Gentlemen:

      It should come as no  surprise  to the Board that today we are  nominating three independent  candidates for election as directors of Pomeroy IT Solutions,
Inc. (the "Company") at the 2007 annual meeting of stockholders.  Our efforts to engage in serious and productive  discussions  with you over the past two months about the  Company's  long-term and  deep-seated  problems have been met with an apathetic response - if it can be considered a response at all.  Assurances that things  will be getting  better from an  operational  and  corporate  governance perspective are hard to accept,  considering the sustained period of time during which they have been and continue to be unsatisfactory.

      It is quite common for issuers to take steps to effect  change in the face of  stockholder  pressure.  However,  these steps often turn out to be band-aids designed to temporarily  stop the bleeding but not cure the underlying  disease.
Your press release of March 28th is a clear example of this. While, in a vacuum, the  appointment of a lead director may be a modest  positive first step, in the current  situation it simply does not address the fundamental issue we have with the  Company:  the  domination  and  poor  stewardship  of  the  Company  by the combination of Chairman David Pomeroy and his son, CEO Stephen Pomeroy. The fact that your corporate  governance  review may last up until just before the Annual
Meeting also raises the question of why you are starting this review now and why it cannot be completed sooner.  Are you waiting to see how much more stockholder pressure will be applied before you have to react further?  Perhaps now you have your answer.

      Our letter of February  6th sets forth our  concerns and states our desire to participate at the Board level in helping to turn the Company around. We have made clear our  strongly-held  view that better  leadership is needed to improve performance and corporate  governance.  While we value and respect the Company's employees, we have lost faith in Stephen Pomeroy's ability to lead this company.
Under Stephen Pomeroy's watch as CEO, the Company performed  miserably at a time when the rest of the IT industry thrived, restated its financial statements more than once due to accounting errors, and consistently missed guidance. During the most recent earnings call, Stephen Pomeroy spoke about the possibility of making acquisitions.  In light of the  disastrous  acquisition  of ARC on the Pomeroys'
watch, which was approved by the Board of Directors,  we are extremely concerned that any new acquisition shepherded by Stephen Pomeroy will set the Company back even further.

      We do not believe the Board has  demonstrated the ability to set effective policy and make the right strategic  decisions for the Company.  The election of our highly qualified and shareholder  friendly nominees will provide much needed leadership at the Board level and  accountability by senior  management.  Better leadership  will not only  benefit  investors,  but will benefit  employees  and customers as well. This is critical to the long-term success of the Company.

      This  proxy  contest is being  waged as a last  resort and could have been avoided  had you  seriously  addressed  our  request  for Board  representation.
Instead,  you ignored the issues we raised in the hope that your press release -
that we view as mere "window  dressing" - would cause us to go away. One shining example of the apathetic response we mentioned above was your failure to contact any of the three public company executives that had been provided to you (partly at the Company's  request) as references for one of our proposed  candidates for director.  This  inaction  raises  the  question  of  whether  you  ever had any intention of offering us Board seats.

      Had you  expressed  more  interest  in  working  with us,  we  would  have considered settling this matter without resorting to a solicitation.  We are not professional  proxy  fighters - we are  long-term  investors  who are one of the largest stockholders of the Company. Unfortunately,  the problems at the Company compel us to take action and undertake our first proxy  solicitation  to provide stockholders  with an independent  voice on the Board.  We want to make it clear that we are  seeking  representation  on the  Board  not to effect a sale of the
Company  but in  order  to  improve  operations  and  implement  real  corporate governance reform. It appears that our future discussions about the Company will take place  directly  with our fellow  stockholders  with whom we share a common interest in enhancing the long term value of our investment.

      We had  originally  kept our February  6th letter  private in the hopes of engaging in  meaningful  discussions  with the Board.  That time is past. We are attaching  the  letter as an  Exhibit  to our  latest  Schedule  13D in order to provide a record  and  background  of our  attempt  to  establish  a  productive dialogue with the Board.  We are confident  that anyone  reading our letter will understand  that  we  are  strong  believers  in the  potential  of  Pomeroy  IT
Solutions, but not in its current leadership and direction.

                                    Sincerely,

                                    Flagg Street Capital

      Item 2. On April 4, 2007,  Flagg Street made public the  following  letter from Flagg  Street to the Board of Directors  of the Company  dated  February 6,
2007:

                      [FLAGG STREET CAPITAL LLC LETTERHEAD]

                                February 6, 2007

VIA FACSIMILE AND FEDERAL EXPRESS

Board of Directors
c/o Corporate Secretary
Pomeroy IT Solutions, Inc.
1020 Petersburg Road
Hebron, KY 41048

Ladies and Gentlemen:

      Flagg Street Capital LLC is a private  investment firm that currently owns
1,249,325 shares of Common Stock of Pomeroy IT Solutions,  Inc. (the "Company"),
representing  9.99%  of the  outstanding  shares.  We are long  term  investors, however, our significant  investment in the Company should not be interpreted as an endorsement of the Company's leadership or the manner in which the Company is being operated.  To the contrary,  we are extremely  concerned with management's ability to maximize shareholder value and run the Company for the benefit of all shareholders,  particularly  under the leadership of David Pomeroy,  Chairman of the Board of the Company, and his son Stephen Pomeroy,  Chief Executive Officer,
Chief Operating Officer and President of the Company.

      Over the past few years,  since  Stephen  Pomeroy  became CEO, the Company somehow  managed  to  perform  miserably  during a time  when the rest of the IT industry thrived. During this time, the Company has achieved its worst operating results in at least a decade and recorded only $2.5 million of operating  profit in 2005,  even  after  adjusting  for  significant  restructuring  expenses  and goodwill  write  offs.  This  compares  to $20.8  million in 2004 using the same adjustments.  In 2006, the Company continued to struggle under Stephen Pomeroy's leadership, with only $3.4 million adjusted operating profit booked in the first
9 months of 2006. This lackluster performance comes as a surprise in view of the
Company's  acquisition  of ARC on July 2, 2004 for cash and assumed  debt nearly equal to the Company's current equity market capitalization. Furthermore, in the last 12 months,  product  revenues  dropped to $382 million from $513 million in the previous 12 months, an alarming 25% decline. During this period, the Company has  missed  guidance  so  badly  that  one  has to  wonder  about  management's understanding  of the  business.  To make  matters  worse,  the Company has made
embarrassing   accounting  errors  in  its  financial   disclosure   leading  to
restatements  of its Forms 10-Q for the quarters ended April 5, 2005 and July 5,
2005.  Despite these  restatements,  management still did not maintain effective
internal  control  over  financial   reporting   necessary  to  prevent  further
accounting  errors.  As of  January  5,  2006,  management  identified  material weaknesses in four areas of the Company's  internal  controls over its financial reporting.  The Company's auditors agreed with management's  assessment of these weaknesses and subsequently resigned.  This resignation occurred less than three years after the dismissal of the Company's  prior  auditors.  To summarize,  the period in which Stephen Pomeroy has lead the Company with his father's oversight as Chairman has been the most disastrous of any in at least the past decade.

      We want to assure you that we have  conducted a significant  amount of due diligence so we could best  understand  the manner in which the Company has been and  continues  to be  managed.  This work  includes,  but is not limited to, in person meetings with much of the senior  executive  staff,  numerous phone calls with CEO Stephen  Pomeroy and CFO Kevin  Gregory,  phone calls with several past executives and board members,  discussions  with other  industry  executives,  a detailed review of the financials,  a lengthy  discussion with independent board members, and conversations with customers.

      Based on our research,  we believe the Company is well  positioned to take advantage  of the  current IT market.  In order to maximize  shareholder  value, however,  a change in the root cause of the Company's  problems  must occur.  We strongly  believe this means  transforming  the Company from a family  dominated business to one that maximizes shareholder value by, among other things, placing the right  managers  in the right  positions.  We do not  believe  that  Stephen
Pomeroy,  who has been  working for the Company  under the  guardianship  of his father since graduating from college, is a suitable or qualified leader for this job. Based on our discussions with independent board members,  it is clear there was virtually no formal process to identify and hire a Chief  Executive  Officer for the Company when Stephen  Pomeroy was  promoted to this  position.  No other candidates were formally interviewed for the position and no outside search firm was retained.  Rather,  David Pomeroy,  who previously served as Chief Executive
Officer,  passed the torch to his son in true and unabashed  nepotistic  fashion with the board simply agreeing that it was the "logical"  decision.  It is clear that the Company's  performance has not responded to Stephen's  leadership - and neither has the Company's  employees.  According to both Stephen Pomeroy and CFO
Kevin Gregory,  employee  attrition  rates have been on the rise since Stephen's botched integration of ARC shortly after taking over the CEO position.

      Despite Stephen Pomeroy's lack of effectiveness during his first full year as Chief Executive  Officer,  he earned a stunning $1.9 million in compensation, not even  including  substantial  stock  option  awards.  We find this  level of
compensation   for  an   individual   with  no  outside   executive   experience
unfathomable.   Furthermore,   we  believe   Stephen   Pomeroy's   contract   is
significantly  off-market  in  numerous  respects,   irrespective  of  the  poor
performance  noted above. One must ask whether Stephen would have been paid this exorbitant  compensation,  benefited from other wasteful  perquisites such as an expensive  corporate jet, or even served as an executive of the Company to begin with had it not been for his father.  One also has to question the general level of oversight  at a company  that leases a tremendous  amount of real estate from its Chairman.  David Pomeroy  controls the entity from which the Company  leases its headquarters, distribution facility and national training center for over $1 million per year.

      In today's world of heightened corporate governance awareness,  a board of directors of a public company can not sit idly by,  watching the founding family make decisions that are  detrimental to the public  stakeholders.  The directors have a  fiduciary  duty to take a proactive  role in  overseeing  the  Company's operations  rather than merely  relying on reports from its CEO. They must study operating  metrics  on a regular  basis,  analyze  conflicts  of  interest,  tie executive  compensation to performance,  look hard at unnecessary  perks such as corporate  jets,  and do the  right  thing  for  shareholders,  even if it means putting the interests of the shareholders  ahead of those of the founding family members.

      We believe that  immediate  action must by taken by the board of directors in order to set the Company back on course and to maximize shareholder value. We propose that this be done by taking the following steps:

      o     Appoint three  representatives of Flagg Street's choice to the board of directors.

      o     Change Stephen Pomeroy from Chief Executive Officer, Chief Operating
            Officer  and  President  to a new  position  of  Vice  President  of
            Strategic  Development  responsible  for keeping his replacement and the board of directors apprised of potential strategic  alternatives for the Company.

      o     Appoint a special committee of the board of directors  consisting of the  three  Flagg  Street  appointees  and three  other  independent directors  for the  purpose of  conducting  a search for a new Chief
            Executive Officer, Chief Operating Officer and President.

      o     Remove David Pomeroy from the board of directors.

      We want to make it  clear  that our  first  priority  is to work  with the independent  directors to maximize shareholder value and ensure that the Company is being  run for the  benefit  of the  shareholders  - the true  owners  of the
Company - and not the  Pomeroy  family.  We have  sent this  letter to the board privately as we believe this is the best way to engage in meaningful discussions with you.  However,  we must reserve our right to commence a proxy  contest as a last resort should the Company refuse to implement our proposed actions or enter into  serious  discussions  on  other  ways we can  work  together  to  maximize shareholder  value. Given our significant  investment in the Company,  we simply cannot afford to be passive any longer.

      We look forward to your prompt and favorable response.

                                    Very truly yours,

                                    Flagg Street Capital

                                  * * * * *

                 CERTAIN INFORMATION CONCERNING PARTICIPANTS

Flagg Street Capital LLC ("Flagg Street"),  together with the other Participants
(as defined below),  intend to make a preliminary filing with the Securities and
Exchange  Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the
2007 annual meeting of  shareholders  of Pomeroy IT Solutions,  Inc., a Delaware corporation (the "Company").

FLAGG STREET STRONGLY  ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY
STATEMENT WHEN IT IS AVAILABLE  BECAUSE IT WILL CONTAIN  IMPORTANT  INFORMATION.
SUCH PROXY  STATEMENT  WILL BE  AVAILABLE  AT NO CHARGE ON THE SEC'S WEB SITE AT
HTTP://WWW.SEC.GOV.  IN ADDITION,  THE  PARTICIPANTS  IN THE  SOLICITATION  WILL
PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR

COPIES SHOULD BE DIRECTED TO THE  PARTICIPANTS'  PROXY SOLICITOR,  MORROW & CO.,
INC., AT ITS TOLL-FREE NUMBER: (800) 662-5200.

The  participants in the proxy  solicitation are anticipated to be Flagg Street,
Flagg Street Partners LP ("FSP"),  Flagg Street Partners  Qualified LP ("FSPQ"),
Flagg Street  Offshore,  LP ("FSO",  and together with FSP and FSPQ,  the "Flagg
Street  Funds"),  Jonathan  Starr,  Michael  A.  Ruffolo  and  Richard  S. Press
(collectively,  the  "Participants").  As of the close of  business  on April 4,
2007,  FSP directly  owned 113,677  shares of Common Stock of the Company,  FSPQ directly owned 316,444  shares of Common Stock of the Company,  and FSO directly owned 819,204 shares of Common Stock of the Company. Flagg Street is the general partner of each of the Flagg Street Funds. Jonathan Starr is the founding member of Flagg Street. Flagg Street, as the general partner of the Flagg Street Funds, may be deemed to be the  beneficial  owner of all such shares of Common Stock of the Company owned by the Flagg Street  Funds.  Jonathan  Starr,  as the founding member of Flagg Street with the power to exercise investment discretion,  may be deemed to be the  beneficial  owner of all such  shares  of Common  Stock of the
Company owned by the Flagg Street Funds. Each of Flagg Street and Jonathan Starr
disclaims  beneficial  ownership  of the shares of Common  Stock of the  Company owned by the Flagg  Street  Funds  except to the extent of its or his  pecuniary interest  therein.  Currently,  neither  Michael A. Ruffolo nor Richard S. Press beneficially  owns any shares of Common Stock of the  Company.  Richard S. Press and his spouse are investors,  directly and indirectly,  in certain of the Flagg
Street  Funds and each  disclaims  beneficial  ownership of the shares of Common
Stock of the Company owned by the Flagg Street Funds.